Exhibit 99.1

Coach, Inc. Reports Fiscal 2017 Second Quarter Results; Drives Double-Digit Earnings Growth

  Second Quarter Net Sales Increased 4% Over Prior Year Despite North America Wholesale Strategic Repositioning
  Coach Brand North America Comparable Store Sales Increased 3% in the Second Quarter
  Second Quarter GAAP EPS was $0.71 Versus $0.61 a Year Ago, Up 16%; Non-GAAP EPS was $0.75 Versus $0.68 a Year Ago, Up 11%

NEW YORK--(BUSINESS WIRE)--January 31, 2017--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle brands, today reported second quarter results for the period ended December 31, 2016.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “We are both pleased and proud of our performance this holiday season, particularly in light of the challenging and volatile global retail environment. Our team delivered top-line growth in each of our reportable segments, highlighted by positive comparable store sales in North America and overall gross margin expansion. We continued to grow our business internationally, with notable strength in Europe and Mainland China, which represent significant opportunities for our brands. Importantly, we opened key global flagship locations on Fifth Avenue in New York City and Regent Street in London, which embody our modern luxury vision and celebrate our heritage and 75-year history of craftsmanship. And, despite our deliberate pullback in the North America wholesale channel and currency headwinds, we delivered double-digit earnings growth in the quarter.”

Overview of Second Quarter 2017 Consolidated, Coach, Inc. Results:

  Net sales totaled $1.32 billion for the second fiscal quarter, an increase of 4% over prior year on a reported basis, including a benefit of 40 basis points related to currency translation. As expected, the Company’s strategic decision to elevate the Coach brand’s positioning in the North American wholesale channel through a reduction in promotional events and door closures negatively impacted sales growth by approximately 100 basis points in the quarter.
  Gross profit totaled $906 million, an increase of 5% on a reported basis and 6% on a non-GAAP basis. Gross margin for the quarter was 68.6% compared to 67.4% in the year ago period on both a reported and non-GAAP basis.
  SG&A expenses totaled $629 million on a reported basis, an increase of 5%, and represented 47.6% of sales compared to 47.0% in the year-ago quarter. As forecasted, on a non-GAAP basis, SG&A expenses were $612 million, an increase of 7%, or 46.3% of sales as compared to 45.1% in the year ago period, reflecting in part the impact of currency and the Company’s continued investment in Stuart Weitzman, as well as higher marketing spend versus prior year.
  Operating income for the quarter on a reported basis totaled $277 million, an increase of 6%, while operating margin was 21.0% versus 20.5%. On a non-GAAP basis, operating income was $294 million, an increase of 3%, while operating margin was 22.3% versus 22.4%.
  Net interest expense was $5 million in the quarter as compared to $6 million in the year ago period.
  Net income for the quarter on a reported basis totaled $200 million, with earnings per diluted share of $0.71. This compared to reported net income in the second quarter of FY16 of $170 million with earnings per diluted share of $0.61. On a non-GAAP basis, net income for the quarter totaled $211 million compared to $189 million a year ago, an increase of 12%, with earnings per diluted share of $0.75, up 11% versus prior year.

Coach Brand Second Quarter of 2017 Results:

  Net sales for the Coach brand totaled $1.20 billion for the second fiscal quarter, an increase of approximately 2% on a reported and constant currency basis. As expected, the strategic actions in the North America wholesale channel negatively impacted sales growth by about 100 basis points.

Second fiscal quarter sales results in each of Coach’s primary segments were as follows:

  Total North American Coach brand sales increased 2% on both a reported and constant currency basis to $744 million versus $731 million last year. North American direct sales rose 5% for the quarter. Total North American bricks and mortar comparable store sales rose approximately 4%, while aggregate North American comparable store sales increased approximately 3%, including the negative impact of e-commerce. As planned, sales at North American department stores declined approximately 30% on both a POS and net sales basis.
  International Coach brand sales rose 3% to $448 million on a reported basis from $437 million last year and 1% on a constant currency basis. Greater China sales were approximately even with prior year in dollars and increased 6% on a constant currency basis. This sales growth was driven in part by positive comparable store sales overall with continued strength in Mainland China. In addition, Hong Kong and Macau experienced a significant improvement in the quarter from previous trends. In Japan, sales rose 9% in dollars and decreased 2% in constant currency, impacted by a decline in Chinese tourist spend, lapping last year’s dramatic increase. Sales for the remaining directly-operated businesses in Asia decreased low-single digits on a reported and constant currency basis. Europe remained strong, growing at a double-digit rate in both total and comparable store sales. At POS, sales in international wholesale locations increased slightly, driven by strong domestic performance offset in part by relatively weaker tourist location results, while net sales into the channel decreased from the prior year impacted by shipment timing.
  Gross profit for the Coach brand totaled $830 million, an increase of 4% on a reported and non-GAAP basis. Gross margin for the quarter was 69.0%, including approximately 30 basis points of benefit from currency, as compared to 67.7% in the prior year period.
  SG&A expenses totaled $566 million for the Coach brand on a reported basis, up 2% versus prior year, and represented 47.0% of sales compared to 47.1% of sales in the prior year’s second quarter. On a non-GAAP basis, SG&A expenses were $559 million, an increase of 4%, and represented 46.5% of sales versus 45.4% in the year ago period.
  Operating income for the Coach brand on a reported basis was $264 million, up 9%, while operating margin was 21.9% compared to operating margin of 20.6% a year ago. On a non-GAAP basis, operating income was $271 million, an increase of 3%, while operating margin was 22.5% compared to operating margin of 22.3% on a non-GAAP basis a year ago.

Stuart Weitzman Second Quarter of 2017 Results:

  Net sales for the Stuart Weitzman brand totaled $118 million for the second fiscal quarter compared to $94 million reported in the same period of the prior year, an increase of 26%, driven by strong growth in the directly operated channels and positively impacted by a wholesale shipment timing shift from the first quarter.
  Gross profit for the Stuart Weitzman brand totaled $76 million, an increase of 26% versus prior year, on a reported and non-GAAP basis. Gross margin for the quarter was even with prior year at 64.3% on a reported basis. On a non-GAAP basis, gross margin was 64.4% compared to 64.3% a year ago.
  SG&A expenses for the Stuart Weitzman brand were $63 million on a reported basis, compared to $42 million in the prior year, and represented 53.1% of sales compared to 44.9% of sales in the prior year’s second quarter. On a non-GAAP basis, SG&A expenses were $53 million compared to $38 million in the prior year due to an increase in store occupancy costs and the timing of marketing expenses, as well as the Company’s strategic investments in team and infrastructure. As a percentage of sales, SG&A was 44.6% compared to 40.8% of sales a year ago.
  Operating income for the Stuart Weitzman brand was $13 million or 11.2% of sales as reported compared to $18 million or 19.4% of sales in the prior year’s second quarter. On a non-GAAP basis, operating income was $23 million or 19.8% of sales versus $22 million or 23.6% of sales in the prior year.

Mr. Luis continued, “We were also thrilled with Stuart Weitzman’s results this quarter as we continued to implement our strategic priorities for the brand. We advanced our leadership position in fashion boots and booties during the key winter selling season, while driving global awareness and brand relevance through impactful marketing and the launch of key global flagships alongside the Coach brand openings on Fifth Avenue in New York and Regent Street in London.”

During the second quarter of FY17, the company recorded the following charges under its previously announced actions:

  Operational Efficiency Plan: charges of approximately $4 million, primarily related to technology infrastructure and organizational efficiency costs.
  Acquisition-Related Costs: charges of approximately $13 million associated with the acquisition of Stuart Weitzman (which primarily includes charges attributable to integration-related activities and contingent payments).

These actions taken together increased the Company’s consolidated SG&A expenses by about $17 million, negatively impacting net income by $11 million after tax or about $0.04 per diluted share in the second quarter.

Mr. Luis added, “While the retail environment is volatile and uncertain, our strategic vision for our brands and our company remains clear. Our progress to date, including our solid second quarter results, gives us continued confidence in our direction. Importantly, we are committed to driving relevance for our brands, while building a nimble and scalable business model to support long-term, sustainable growth for Coach, Inc.”

Fiscal Year 2017 Outlook:

The following fiscal 2017 guidance is provided on a non-GAAP, 52-week basis versus 52-week basis.

The Company is maintaining its operational outlook for fiscal 2017, while adjusting its revenue guidance based solely on current exchange rates.

The Company’s previous fiscal 2017 revenue guidance was for an increase of low-to-mid single digits, including an expected benefit from foreign currency of approximately 100-150 basis points. Given the significant strengthening of the U.S. dollar, the Company is now projecting revenue to increase low-single digits, including an expected negative impact from foreign currency of 50 basis points for the full fiscal year or over 100 basis points of pressure for the second half of the fiscal year based on current exchange rates.

Importantly, the Company is maintaining its operating margin forecast for Coach, Inc. of between 18.5-19.0% for fiscal 2017. This guidance incorporates the negative impact of both Stuart Weitzman and the strategic decision to elevate the Coach brand’s positioning in the North American wholesale channel, including a reduction in promotional events and the closure of about 25% of doors.

Interest expense is still expected to be in the area of $25 million for the year while the full year fiscal 2017 tax rate is now projected at about 26% as compared to previous guidance of approximately 28%.

Taken together, the Company continues to project double-digit growth in both net income and earnings per diluted share for the year.

Fiscal Year 2017 Outlook - Non-GAAP Disclosure:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our Operational Efficiency Plan and acquisition related charges, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. The Company has identified the estimated impact of the items excluded from its fiscal 2017 guidance.

This fiscal 2017 non-GAAP guidance excludes (1) expected pre-tax charges of around $20 million to $35 million attributable to the Company’s Operational Efficiency Plan (which will primarily include the costs of replacing and updating the Company’s core technology platforms, organizational efficiency costs, as well as office location and supply chain consolidations) and (2) expected pre-tax Stuart Weitzman acquisition-related charges of around $20 million (which will primarily include the impact of contingent payments and office lease termination charges).

Conference Call Details:

Coach will host a conference call to review these results at 8:30 a.m. (ET) today, January 31, 2017. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 44854091. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-2406 and enter the Conference ID above. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

The Company expects to report third quarter financial results on Tuesday, May 2, 2017. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands. The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2017 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipated," “moving,” “leveraging,” “targeting,” “assume,” “plan,” “pursue,” “look forward to,” “on track to return,” “to achieve” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, etc. Please refer to Coach Inc.’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended December 31, 2016 and December 26, 2015
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		SIX MONTHS ENDED
	December 31,	December 26,	December 31,	December 26,
	2016	2015	2016	2015

Net sales	$1,321.7	$1,273.8	$2,359.3	$2,304.1

Cost of sales	415.5	414.7	738.4	748.5

Gross profit	906.2	859.1	1,620.9	1,555.6

Selling, general and administrative expenses	628.8	598.1	1,177.6	1,153.2

Operating income	277.4	261.0	443.3	402.4

Interest expense, net	5.1	6.3	10.8	13.0

Income before provision for income taxes	272.3	254.7	432.5	389.4

Provision for income taxes	72.6	84.6	115.4	122.9

Net Income	$199.7	$170.1	$317.1	$266.5

Net income per share:

Basic	$0.71	$0.61	$1.13	$0.96

Diluted	$0.71	$0.61	$1.13	$0.96

Shares used in computing
net income per share:

Basic	280.5	277.6	279.9	277.3

Diluted	281.8	278.4	281.8	278.3

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended December 31, 2016 and December 26, 2015
(in millions, except per share data)
(unaudited)

	December 31, 2016
	GAAP Basis	Transformation and	Operational	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Efficiency Plan (2)	Costs (3)	(Excluding Items)

Gross profit	$906.2	$-	$-	$(0.2)	$906.4

Selling, general and administrative expenses	$628.8	$-	$3.7	$13.0	$612.1

Operating income	$277.4	$-	$(3.7)	$(13.2)	$294.3

Provision for income taxes	$72.6	$-	$(1.2)	$(4.2)	$78.0

Net income	$199.7	$-	$(2.5)	$(9.0)	$211.2

Diluted net income per share	$0.71	$-	$(0.01)	$(0.03)	$0.75

	December 26, 2015
	GAAP Basis	Transformation and	Operational	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Efficiency Plan (2)	Costs (3)	(Excluding Items)

Gross profit	$859.1	$-	$-	$-	$859.1

Selling, general and administrative expenses	$598.1	$13.9	$-	$10.1	$574.1

Operating income	$261.0	$(13.9)	$-	$(10.1)	$285.0

Provision for income taxes	$84.6	$(1.9)	$-	$(3.8)	$90.3

Net income	$170.1	$(12.0)	$-	$(6.3)	$188.4

Diluted net income per share	$0.61	$(0.04)	$-	$(0.03)	$0.68

(1) The Transformation Plan was completed in fiscal 2016. Amounts as of December 26, 2015 related to Coach brand organizational efficiency costs and accelerated depreciation as a result of store renovations, within North America and select International stores.

(2) Amounts as of December 31, 2016 reflect Coach brand charges primarily related to technology infrastructure costs and organizational efficiency costs.

(3) Amounts as of December 31, 2016 and December 26, 2015 represent charges attributable to acquisition-related costs and limited life purchase accounting impacts, related to the acquisition of Stuart Weitzman Holdings LLC.

The following charges were incurred during the quarter ended December 31, 2016:

- Acquisition-related costs of $13.0 million, primarily related to integration-related activities and contingent payments.
• Coach brand: $3.0 million of these SG&A expenses were recorded within the Coach brand.
• Stuart Weitzman brand: $10.0 million of these SG&A expenses were recorded within the Stuart Weitzman brand.

- Limited life purchase accounting impacts of $0.2 million to gross profit, recorded within the Stuart Weitzman brand, primarily due to the amortization of the inventory step-up.

The following charges were incurred during the quarter ended December 26, 2015:

- Acquisition-related costs of $8.5 million, primarily related to charges attributable to integration-related activities, contingent payments and other consulting and legal costs.
• Coach brand: $6.2 million of these SG&A expenses were recorded within the Coach brand.
• Stuart Weitzman brand: $2.3 million of these SG&A expenses were recorded within the Stuart Weitzman brand.

- Limited life purchase accounting impacts of $1.6 million to SG&A expenses, recorded within the Stuart Weitzman brand, primarily due to the amortization of the fair value of the order backlog asset.

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Six Months Ended December 31, 2016 and December 26, 2015
(in millions, except per share data)
(unaudited)

	December 31, 2016
	GAAP Basis	Transformation and	Operational	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Efficiency Plan (2)	Costs (3)	(Excluding Items)

Gross profit	$1,620.9	$-	$-	$(0.6)	$1,621.5

Selling, general and administrative expenses	$1,177.6	$-	$10.8	$16.4	$1,150.4

Operating income	$443.3	$-	$(10.8)	$(17.0)	$471.1

Provision for income taxes	$115.4	$-	$(2.7)	$(5.0)	$123.1

Net income	$317.1	$-	$(8.1)	$(12.0)	$337.2

Diluted net income per share	$1.13	$-	$(0.03)	$(0.04)	$1.20

	December 26, 2015
	GAAP Basis	Transformation and	Operational	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Efficiency Plan (2)	Costs (3)	(Excluding Items)

Gross profit	$1,555.6	$-	$-	$(0.9)	$1,556.5

Selling, general and administrative expenses	$1,153.2	$26.5	$-	$20.2	$1,106.5

Operating income	$402.4	$(26.5)	$-	$(21.1)	$450.0

Provision for income taxes	$122.9	$(6.0)	$-	$(6.6)	$135.5

Net income	$266.5	$(20.5)	$-	$(14.5)	$301.5

Diluted net income per share	$0.96	$(0.07)	$-	$(0.05)	$1.08

(1) The transformation plan was completed in fiscal 2016. Amounts as of December 26, 2015 related to Coach brand organizational efficiency costs and accelerated depreciation as a result of store renovations within North America and select International stores.

(2) Amounts as of December 31, 2016 reflect Coach brand charges primarily related to organizational efficiency costs, technology infrastructure costs and to a lesser extent, network optimization costs.

(3) Amounts as of December 31, 2016 and December 26, 2015 represent charges attributable to acquisition-related costs and limited life purchase accounting impacts, related to the acquisition of Stuart Weitzman Holdings LLC.

The following charges were incurred during the six months ended December 31, 2016:

- Acquisition-related costs of $16.2 million, primarily related to integration-related activities and contingent payments.
•Coach brand: $5.4 million of these SG&A expenses were recorded within the Coach brand.
•Stuart Weitzman brand: $10.8 million of these SG&A expenses were recorded within the Stuart Weitzman brand.

- Limited life purchase accounting impacts of $0.6 million to gross profit and $0.2 million to SG&A expenses, recorded within the Stuart Weitzman brand, primarily due to the amortization of the inventory step-up and limited life distributor relationships.

The following charges were incurred during the six months ended December 26, 2015:

- Acquisition-related costs of $14.4 million, primarily related to contingent payments, other integration-related activities and other consulting and legal costs.
•Coach brand: $9.8 million of these SG&A expenses were recorded within the Coach brand.
•Stuart Weitzman brand: $4.6 million of these SG&A expenses were recorded within the Stuart Weitzman brand.

- Limited life purchase accounting impacts of $0.9 million to gross profit and $5.8 million to SG&A expenses, recorded within the Stuart Weitzman brand, primarily due to the amortization of the fair value of the order backlog asset and inventory step-up.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to our Transformation Plan, our Operational Efficiency Plan and Acquisition-Related Costs for Coach, Inc., as well as the Coach brand, which includes the Company’s North America and International segment, as well as Other and Corporate Unallocated results, and the Stuart Weitzman brand, which includes the Company’s Stuart Weitzman segment. The Company’s North America comparable store sales are presented for the 13-weeks ending December 31, 2016 versus the analogous 13-week period ended January 2, 2016 for comparability.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales and direct sales for Coach’s North America segment and net sales for the Company, the Coach brand, Coach’s International segment, Greater China, including Mainland China, Coach Japan, Coach’s remaining directly operated businesses in Asia and Coach Europe have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior period’s monthly average currency conversion rate.

Guidance for certain financial information for the fiscal year ending July 1, 2017 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these measures on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 31, 2016, July 2, 2016 and December 26, 2015
(in millions)

	(unaudited)	(audited)	(unaudited)
	December 31,	July 2,	December 26,
	2016	2016	2015
ASSETS

Cash, cash equivalents and short-term investments	$1,835.9	$1,319.4	$1,337.1
Receivables	269.6	245.2	303.6
Inventories	464.9	459.2	438.5
Other current assets	195.3	149.1	222.4

Total current assets	2,765.7	2,172.9	2,301.6

Property and equipment, net	641.2	919.5	784.4
Other noncurrent assets	1,271.8	1,800.3	1,517.7

Total assets	$4,678.7	$4,892.7	$4,603.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$152.5	$186.7	$147.7
Accrued liabilities	562.7	625.0	541.3
Current debt	-	15.0	15.0

Total current liabilities	715.2	826.7	704.0

Long-term debt	591.6	861.2	872.0
Other liabilities	560.8	521.9	460.4

Stockholders' equity	2,811.1	2,682.9	2,567.3

Total liabilities and stockholders' equity	$4,678.7	$4,892.7	$4,603.7

COACH, INC.
Store Count
At October 1, 2016 and December 31, 2016
(unaudited)

	As of			As of
Directly-Operated Store Count:	October 1, 2016	Openings	(Closures)	December 31, 2016

Coach

North America	431	3	0	434

Japan	191	0	0	191

Greater China (PRC, Hong Kong & Macau)	188	5	(2)	191

Asia - Other	103	1	0	104

Europe	39	2	(1)	40

Stuart Weitzman

Global	77	6	(1)	82

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Interim Chief Financial Officer
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Senior Director, Investor Relations